CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report included herein dated March 14, 2008 (except for Note 1, which is dated July 31, 2008) with respect to the balance sheets of SJ Electronics, Inc (formerly Acheron, Inc.) as of December 31, 2007 and 2006 and the related statements of operations, stockholder’s equity and comprehensive income (loss) and cash flows for each of the years in the two year period ended December 31, 2007. We also consent to the reference of our firm’s name under the caption “Experts” in such Registration Statement and related prospectus.

/s/ Kempisty & Company
Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: August 1, 2008